Exhibit 99.1

For Immediate Release	Contact: Jenny Fouracre-Petko Investor Relations (734) 930-3620

Domino’s Pizza® Announces Second Quarter 2021 Financial Results

Global retail sales growth (excluding foreign currency impact) of 17.1%

U.S. same store sales growth of 3.5%

International same store sales growth of 13.9%

Global net store growth of 238

Diluted EPS up 2.3% to $3.06

Completed $1.0 billion accelerated share repurchase transaction in July 2021

ANN ARBOR, Michigan, July 22, 2021: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the second quarter. Global retail sales increased 21.6% in the second quarter, or 17.1% excluding foreign currency impact. U.S. same store sales grew 3.5% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s U.S. stores business. The international business also posted strong results, with same store sales growth of 13.9% during the quarter. The second quarter marked the 110th consecutive quarter of international same store sales growth and the 41st consecutive quarter of U.S. same store sales growth. The Company had second quarter global net store growth of 238 stores, comprised of 35 net U.S. store openings and 203 net international store openings.

“I am very pleased with our strong global retail sales and store growth momentum during the second quarter, which demonstrated the power of our investments in innovation, our focus on food quality and superior service, and our dynamic franchisees who are dedicated to serving their local neighborhoods,” said Ritch Allison, Domino’s Chief Executive Officer. “Given our current operating environment, we are watching our two-year sales trends anchored to pre-Covid fiscal 2019 results. I am pleased that in the second quarter our cumulative two-year same stores sales were up 19.6% domestically and 15.2% internationally, signifying meaningful and sustained growth.”

Diluted EPS for the second quarter was $3.06, an increase of 2.3% over the prior year quarter. Second quarter diluted EPS, as adjusted, was $3.12, an increase of 4.3% over the prior year quarter. Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

In connection with the Company’s recapitalization transaction, as further discussed below, the Company borrowed $1.85 billion, and used a portion of the proceeds to repay its remaining debt under its 2017 five-year fixed rate and 2017 five-year floating rate notes. The Company also entered into a $1.0 billion accelerated share repurchase agreement (the “ASR Agreement”) with a counterparty, which was completed subsequent to the end of the second quarter. In connection with the ASR Agreement, the Company received and retired a total of 2,250,786 shares of its common stock at an average price of $444.29, including 2,012,596 shares of its common stock received and retired during the second quarter.

Subsequent to the end of the second quarter, on July 20, 2021, the Company’s Board of Directors authorized a new share repurchase program to repurchase up to $1.0 billion of the Company’s common stock. This repurchase program replaces the Company’s previously approved $1.0 billion share repurchase program, which was fully utilized in connection with the ASR Agreement.

Also on July 20, 2021, the Company’s Board of Directors declared a $0.94 per share quarterly dividend on its outstanding common stock for shareholders of record as of September 15, 2021 to be paid on September 30, 2021.

Second Quarter Highlights (Unaudited):

(dollars in millions, except per share data)	Second Quarter of 2021	Second Quarter of 2020	Two Fiscal Quarters of 2021	Two Fiscal Quarters of 2020
Net income	$116.6	$118.7	$234.4	$240.3
Weighted average diluted shares	38,122,515	39,746,479	38,665,325	39,688,663
Diluted EPS	$3.06	$2.99	$6.06	$6.05
Items affecting comparability (1)	0.06	—	0.06	—

Diluted EPS, as adjusted (1)	$3.12	$2.99	$6.12	$6.05

(1)	Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

•

Revenues increased $112.4 million, or 12.2%, in the second quarter of 2021. This increase was primarily due to international and U.S. same store sales growth and increases in global store counts during the trailing four quarters, resulting in higher supply chain, U.S. stores and international franchise revenues.

•

Net Income decreased $2.0 million, or 1.7%, in the second quarter of 2021. This decrease was driven by a significantly higher provision for income taxes resulting from lower tax benefits from equity-based compensation due to fewer stock option exercises in the second quarter of 2021 as compared to the second quarter of 2020. Income before provision for income taxes increased $20.6 million in the second quarter of 2021 due to higher income from operations resulting from the increases in revenues described above.

•

Diluted EPS was $3.06 for the second quarter of 2021 versus $2.99 in the second quarter of 2020. This represents a $0.07, or 2.3%, increase over the prior year quarter. Diluted EPS, as adjusted, was $3.12 for the second quarter of 2021. This represents a $0.13, or 4.3%, increase over the prior year quarter. The increase in diluted EPS was driven by a lower weighted average diluted share count resulting from the Company’s share repurchases during the trailing four quarters, partially offset by lower net income. Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

The table below outlines certain statistical measures utilized by the Company to analyze its performance (unaudited). Refer to Comments on Regulation G below for additional details.

	Second Quarter of 2021	Second Quarter of 2020
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	(2.6)%	+ 16.9%
U.S. franchise stores	+ 3.9%	+ 16.0%

U.S. stores	+ 3.5%	+ 16.1%

International stores (excluding foreign currency impact)	+ 13.9%	+ 1.3%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 7.4%	+ 19.9%
International stores	+ 39.7%	(8.1)%

Total	+ 21.6%	+ 5.7%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 7.4%	+ 19.9%
International stores	+ 29.5%	(3.4)%

Total	+ 17.1%	+ 8.1%

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at March 28, 2021	364	6,027	6,391	11,428	17,819
Openings	2	37	39	217	256
Closings (1)	—	(4)	(4)	(14)	(18)

Store count at June 20, 2021	366	6,060	6,426	11,631	18,057

Second quarter 2021 net store growth	2	33	35	203	238

Trailing four quarters net store growth	20	211	231	653	884

(1)

Temporary store closures are not treated as store closures and affected stores are included in the ending store count. Based on information reported to the Company by its master franchisees, the Company estimates that as of June 20, 2021, there were fewer than 175 international stores temporarily closed.

2021 Recapitalization

During the second quarter of 2021, the Company completed a previously announced $1.85 billion recapitalization transaction (the “2021 Recapitalization”), including the issuance by certain of its subsidiaries of $850.0 million of 2.662% fixed rate senior secured notes with an anticipated term of 7.5 years and $1.0 billion of 3.151% fixed rate senior secured notes with an anticipated term of 10 years (collectively, the “2021 Notes”). The Company also entered into a new $200.0 million variable funding note facility, which was undrawn on the closing date, and the Company’s previous variable funding note facility was canceled.

A portion of proceeds from the 2021 Recapitalization was used to repay the remaining $291.0 million in outstanding principal under the Company’s then-outstanding 2017 five-year floating rate notes and $582.0 million in outstanding principal under the Company’s 2017 five-year fixed rate notes. The proceeds were also used to pre-fund a portion of the interest payable on the 2021 Notes and pay transaction fees and expenses. The remaining proceeds were used for general corporate purposes, which primarily included entering into the $1.0 billion ASR Agreement, which was completed subsequent to the end of the second quarter. In connection with the ASR Agreement, the Company received and retired a total of 2,250,786 shares of its common stock at an average price of $444.29, including 2,012,596 shares of its common stock received and retired during the second quarter.

In connection with the 2021 Recapitalization, the Company incurred certain expenses that are outlined in the Financial Results Comparability section below. Additionally, the Company capitalized $14.9 million of debt issuance costs, which are being amortized into interest expense over the expected terms of the 2021 Notes.

Financial Results Comparability

Financial results for the Company can be significantly affected by changes in its capital structure, its effective tax rate, adoption of new accounting pronouncements, store portfolio changes, calendar timing and other factors. The Company’s recapitalization transactions have historically resulted in higher net interest expense due primarily to higher net debt levels, as well as the amortization of debt issuance costs associated with the repayment of certain of the Company’s notes. Additionally, repurchases and retirements of shares of the Company’s common stock pursuant to its share repurchase programs have historically reduced its weighted average diluted shares outstanding.

In addition to the above factors impacting comparability, the table below presents certain other items that affect comparability between the Company’s 2021 and 2020 financial results (unaudited). Management believes that including such information is critical to an understanding of the Company’s financial results for the second quarter and two fiscal quarters of 2021 as compared to the same periods in 2020. Refer to the Comments on Regulation G section below for additional details.

	Fiscal Quarter Ended June 20, 2021			Two Fiscal Quarters Ended June 20, 2021
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2021 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(509)	$(397)	$(0.01)	$(509)	$(397)	$(0.01)
Interest expense (2)	(309)	(241)	(0.01)	(309)	(241)	(0.01)
Debt issuance cost write-off (3)	(2,024)	(1,581)	(0.04)	(2,024)	(1,581)	(0.04)

Total of 2021 items	$(2,842)	$(2,219)	$(0.06)	$(2,842)	$(2,219)	$(0.06)

(1)	Represents legal, professional and administrative fees incurred in connection with the 2021 Recapitalization.
(2)

Represents interest expense the Company incurred on its 2017 five-year fixed rate notes and 2017 five-year floating rate notes subsequent to the closing of the 2021 Recapitalization, but prior to the repayment of the 2017 five-year fixed rate notes and 2017 five-year floating rate notes, resulting in the payment of interest on both the 2017 five-year fixed rate notes and 2017 five-year floating rate notes and the 2021 Notes for a short period of time.

(3)

Represents the write-off of debt issuance costs related to the extinguishment of the 2017 five-year fixed rate notes and 2017 five-year floating rate notes in connection with the 2021 Recapitalization.

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its second quarter 2021 financial results. The call can be accessed by dialing (866) 470-5929 (U.S./Canada) or (409) 217-8311 (International). Ask for the Domino’s Pizza conference call, ID 4764356. The call will also be webcast, and will be archived for one year, on biz.dominos.com.

Share Repurchases

During the second quarter of 2021, the Company repurchased and retired 2,012,596 shares of its common stock as part of the ASR Agreement, described in additional detail above.

Subsequent to the end of the second quarter, on July 20, 2021, the Company’s Board of Directors authorized a new share repurchase program to repurchase up to $1.0 billion of the Company’s common stock. This repurchase program replaces the Company’s previously approved $1.0 billion share repurchase program which was fully utilized in connection with the ASR Agreement.

Liquidity

As of June 20, 2021, the Company had approximately:

•	$292.1 million of unrestricted cash and cash equivalents;

•	$5.08 billion in total debt; and

•	$157.5 million of available borrowing capacity under its 2021 variable funding notes, net of letters of credit issued of $42.5 million.

Net cash provided by operating activities was $295.4 million during the two fiscal quarters of 2021. The Company invested $33.2 million in capital expenditures during the two fiscal quarters of 2021. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $262.3 million during the two fiscal quarters of 2021 (refer to Comments on Regulation G below for additional details).

(in thousands)	Two Fiscal Quarters of 2021
Net cash provided by operating activities	$295,415
Capital expenditures	(33,163)

Free cash flow	$262,252

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods such as diluted EPS, as adjusted. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable weeks of both years. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported diluted EPS, adjusted for the items that affect comparability to the prior year periods. The most directly comparable financial measure calculated and presented in accordance with GAAP is diluted EPS. The Company believes that the diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses diluted EPS, as adjusted, internally to evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 18,000 stores in over 90 markets. Domino’s had global retail sales of over $16.1 billion in 2020, with nearly $8.3 billion in the U.S. and over $7.8 billion internationally. In the second quarter of 2021, Domino’s had global retail sales of over $4.1 billion, with over $2.0 billion in the U.S. and over $2.1 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the end of the second quarter of 2021. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2020 from digital channels. In the U.S., Domino’s generated more than 70% of sales in 2020 via digital channels and has developed several innovative ordering platforms, including those for Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and more. In 2019, Domino’s announced a partnership with Nuro to further its exploration and testing of autonomous pizza delivery. In mid-2020, Domino’s launched a new way to order contactless carryout nationwide – via Domino’s Carside Delivery®, which customers can choose when placing a prepaid online order.

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Company Info – biz.dominos.com

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Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; our ability to manage difficulties associated with or related to the COVID-19 pandemic and the effects of COVID-19 on our business and supply chain; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; actions by activist investors; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	June 20, 2021	% of Total Revenues	June 14, 2020	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$116,589		$114,240
U.S. franchise royalties and fees	126,836		113,098
Supply chain	602,962		539,141
International franchise royalties and fees	69,745		48,104
U.S. franchise advertising	116,340		105,440

Total revenues	1,032,472	100.0%	920,023	100.0%

Cost of sales:
U.S. Company-owned stores	88,019		87,831
Supply chain	536,763		475,101

Total cost of sales	624,782	60.5%	562,932	61.2%

Operating margin	407,690	39.5%	357,091	38.8%

General and administrative	100,448	9.7%	88,068	9.5%
U.S. franchise advertising	116,340	11.3%	105,440	11.5%

Income from operations	190,902	18.5%	163,583	17.8%
Interest expense, net	(45,809)	(4.4)%	(39,087)	(4.3)%

Income before provision for income taxes	145,093	14.1%	124,496	13.5%
Provision for income taxes	28,474	2.8%	5,828	0.6%

Net income	$116,619	11.3%	$118,668	12.9%

Earnings per share:
Common stock – diluted	$3.06		$2.99

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
	June 20, 2021	% of Total Revenues	June 14, 2020	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$229,333		$216,566
U.S. franchise royalties and fees	251,322		217,844
Supply chain	1,171,300		1,051,841
International franchise royalties and fees	136,515		105,600
U.S. franchise advertising	227,700		201,274

Total revenues	2,016,170	100.0%	1,793,125	100.0%

Cost of sales:
U.S. Company-owned stores	173,761		167,219
Supply chain	1,045,568		928,658

Total cost of sales	1,219,329	60.5%	1,095,877	61.1%

Operating margin	796,841	39.5%	697,248	38.9%

General and administrative	191,701	9.5%	176,557	9.9%
U.S. franchise advertising	227,700	11.3%	201,274	11.2%

Income from operations	377,440	18.7%	319,417	17.8%
Other income	2,500	0.1%	—	0.0%
Interest expense, net	(85,209)	(4.2)%	(77,625)	(4.3)%

Income before provision for income taxes	294,731	14.6%	241,792	13.5%
Provision for income taxes	60,351	3.0%	1,522	0.1%

Net income	$234,380	11.6%	$240,270	13.4%

Earnings per share:
Common stock – diluted	$6.06		$6.05

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 20, 2021	January 3, 2021
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$292,095	$168,821
Restricted cash and cash equivalents	184,695	217,453
Accounts receivable, net	235,954	244,560
Inventories	59,182	66,683
Prepaid expenses and other	43,785	24,169
Advertising fund assets, restricted	165,139	147,698

Total current assets	980,850	869,384
Property, plant and equipment, net	295,532	297,364
Operating lease right-of-use assets	220,845	228,268
Investments	82,500	40,000
Other assets	142,066	132,152

Total assets	$1,721,793	$1,567,168

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$54,769	$2,855
Accounts payable	104,515	94,499
Operating lease liabilities	36,542	35,861
Advertising fund liabilities	157,513	141,175
Other accrued liabilities	201,015	196,429

Total current liabilities	554,354	470,819
Long-term liabilities:
Long-term debt, less current portion	5,026,765	4,116,018
Operating lease liabilities	195,926	202,268
Other accrued liabilities	85,318	78,468

Total long-term liabilities	5,308,009	4,396,754
Total stockholders’ deficit	(4,140,570)	(3,300,405)

Total liabilities and stockholders’ deficit	$1,721,793	$1,567,168

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
	June 20, 2021	June 14, 2020
(In thousands)
Cash flows from operating activities:
Net income	$234,380	$240,270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,641	28,789
Loss on sale/disposal of assets	456	544
Amortization of debt issuance costs	4,438	2,575
Provision for deferred income taxes	2,561	1,510
Non-cash equity-based compensation expense	13,500	10,029
Excess tax benefits from equity-based compensation	(4,264)	(53,440)
Provision for losses and accounts and notes receivable	296	1,592
Unrealized gain on investments	(2,500)	—
Changes in operating assets and liabilities	(17,098)	(19,421)
Changes in advertising fund assets and liabilities, restricted	30,005	(620)

Net cash provided by operating activities	295,415	211,828

Cash flows from investing activities:
Capital expenditures	(33,163)	(33,732)
Purchase of investments	(40,000)	(40,000)
Other	293	(479)

Net cash used in investing activities	(72,870)	(74,211)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,850,000	158,000
Repayments of long-term debt and finance lease obligations	(882,547)	(122,040)
Proceeds from exercise of stock options	9,025	24,801
Purchases of common stock	(1,025,000)	(79,590)
Tax payments for restricted stock upon vesting	(1,087)	(1,827)
Payments of common stock dividends and equivalents	(36,432)	(30,266)
Cash paid for financing costs	(14,938)	—
Other	(244)	—

Net cash used in financing activities	(101,223)	(50,922)

Effect of exchange rate changes on cash	302	(253)

Change in cash and cash equivalents, restricted cash and cash equivalents	121,624	86,442

Cash and cash equivalents, beginning of period	168,821	190,615
Restricted cash and cash equivalents, beginning of period	217,453	209,269
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	115,872	84,040

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	502,146	483,924

Cash and cash equivalents, end of period	292,095	247,952
Restricted cash and cash equivalents, end of period	184,695	238,233
Cash and cash equivalents included in advertising fund assets, restricted, end of period	146,980	84,181

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$623,770	$570,366

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